EXHIBIT 99.77I

Eagle Point Credit Company Inc.

Item 77I – Terms of New or Amended Securities

In December 2015, Eagle Point Credit Company Inc. (the “Registrant”) issued 7.00% Notes due 2020 (“Series 2020 Notes”). A description of the terms of the Series 2020 Notes is included under the headings “Description of the Notes” and “U.S. Federal Income Tax Matters” in the Registrant’s prospectus supplement dated December 1, 2015 and filed with the Securities and Exchange Commission on December 2, 2015 (SEC Accession No. 0001144204-15-068981), which description is incorporated by reference herein.